Exhibit 99-B.8.82
LS LOOMIS • SAYLES DISTRIBUTORS, L.P.

May 20, 2003	INVESTMENT COUNSEL MARK H. NICHOLAS Assistant General Counsel Vice President mnicholas@loomissayles.com tel 617-310-3641

VIA U.S. Postal Service

Aetna Investment Services, LLC/Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156
      Attn: Julie E. Rockmore, Counsel

Re:	Change of Distributor for Loomis Sayles Funds/
Assignment of Selling and Services Agreement dated April 20, 2001 between Loomis Sayles Distributors, L.P. (“LSD”) and Aetna Investment
Services, LLC/Aetna Life Insurance and Annuity Company (the
“Agreement”) to CDC IXIS Asset Management Distributors, Inc.

Dear Julie E. Rockmore, Counsel:

          In connection with the above Agreement, the fund families distributed by LSD
(the Loomis Sayles Funds and Loomis Sayles Investment Trust) will be terminating their
Distribution Agreements with LSD, anticipated as of July 1, 2003, and entering into one or more Distribution Agreements with CDCAMD.

          CDCAMD is an affiliate of LSD and also serves as the distributor for the CDC
Nvest Family of Funds. While maintaining your clients’ investments with the Loomis
Sayles Funds, your clients will ultimately be able to take advantage of exchange privileges, rights of accumulation and breakpoint discounts with the CDC Nvest Funds through this new relationship

          As of the effective date of such Distribution Agreements, expected on or about
July 1, 2003, LSD hereby assigns to CDCAMD all of the rights and obligations in and under the Agreement. CDCAMD hereby assumes all such rights and obligations. In addition, in the event that such transaction should be delayed, the Agreement will remain effective with LSD until the date of the new Distribution Agreements.

          Please sign a copy of this letter and return it to me in the enclosed envelope. I can be reached at (617) 310-3641 should you have any questions. Your attention to this matter would be greatly appreciated.

                                                                            Very truly yours,

                                                                            /s/ Mark Nicholas

                                                                            Mark Nicholas

CONSENT TO ASSIGNMENT
Aetna Investment Services, LLC/Aetna Life Insurance and Annuity Company hereby consents to such assignment and acknowledges that LSD shall have no further obligations under the Agreement.

                                      ING Financial Advisers, LLC (formerly
                                      Aetna Investment Services, LLC)

By: /s/ Christina Lareau
Christina Lareau
Print Name and Title: Vice President

                                       ING Life Insurance and Annuity Company (formerly
                                       Aetna Life Insurance and Annuity Company)

By: /s/ Laurie M. Tillinghast
Laurie M. Tillinghast
Print Name and Title: Vice President

S:\MARKN\Agreements\5-19-03 LSD Assignment.doc